Exhibit 99.1

MarkWest Energy Partners, L.P.		Midstream & Resources
1515 Arapahoe Street		1401 McKinney, Suite 1025
Tower 2, Suite 700		Houston, TX 77010
Denver, CO 80202

Contact:	Frank Semple, Chairman, President and CEO Nancy Buese, Senior VP and CFO Andy Schroeder, VP of Finance/Treasurer	Contact:	John Raymond, Managing Partner &CEO Jeff Rawls, Managing Director Patrick Wade, Managing Director
Phone:	(866) 858-0482	Phone	(713) 579-5000
E-mail	investorrelations@markwest.com	Email:	info@ngpmr.com
Website:	www.markwest.com	Website:	www.ngpmr.com

MarkWest Energy Partners and Midstream & Resources
Announce Closing of Marcellus Shale Partnership

DENVER and HOUSTON—March 2, 2009—MarkWest Energy Partners, L.P. (NYSE: MWE) and Midstream & Resources (M&R) today announced the closing of their partnership dedicated to the construction and operation of natural gas midstream services to support producer customers in the Marcellus Shale.

Under the terms of the partnership, which is owned 60 percent by MarkWest and 40 percent by M&R, MarkWest contributed approximately $100 million of existing Marcellus Shale assets to the partnership and will be responsible for operating the facilities.  M&R will invest the next $200 million of capital, which approximates the capital required to fund the Marcellus project in 2009.  Capital funding for 2010 and 2011 will be driven by producer drilling programs and will be incrementally funded by MarkWest until it achieves the 60 / 40 capital structure in accordance with the partnership agreement.

The Marcellus Shale continues to develop into one of the most prolific and economic natural gas shale plays in the United States.  MarkWest has established a leading position in providing midstream services in the Marcellus Shale, including the recent development of gathering and processing infrastructure for Range Resources in southwest Pennsylvania. The new partnership with M&R will build off of the initial efforts by MarkWest and expects to continue to be the premier provider of gathering, processing, fractionation, and NGL marketing services in the Marcellus Shale play.

Morgan Stanley acted as MarkWest’s exclusive financial advisor in connection with the formation of the joint venture.

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 MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates, maintain financial flexibility, expand operations through organic growth projects and strategic acquisitions, increase utilization of facilities, and reduce the sensitivity of cash flows to commodity price fluctuations.

Midstream & Resources (M&R), a U.S.-based $1.4 billion private equity fund, invests in selected areas of the energy infrastructure and natural resources sectors. M&R targets the midstream energy sector and all facets of the mining and minerals sectors. M&R makes equity investments of $50 to $250 million in entities with talented, experienced management teams, focused on hard assets that are integral to existing and growing markets.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.